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                     Exhibit 99 to Hancock Holding Company Form 8-K


FOR IMMEDIATE RELEASE    FOR MORE INFORMATION
---------------------    --------------------
January 31, 2001         George A. Schloegel, Chief Executive Officer
                         Carl J. Chaney, Chief Financial Officer
                         800.522.6542 or 228.868.4727
                         www.hancockbank.com


         HANCOCK HOLDING COMPANY AND LAMAR CAPITAL CORPORATION TO MERGE

     GULFPORT, MS (January 31, 2001) - George A. Schloegel, Chief Executive Officer of Hancock Holding Company (Nasdaq: HBHC) and Robert W. Roseberry, Chairman and Chief Executive Officer of Lamar Capital Corporation
(Nasdaq: LCCO), today announced the signing of an agreement in principal for the merger of the two institutions.

     The agreement provides that Hancock Holding Company will offer $11.00 for each share of Lamar Capital Corporation common stock. Lamar Capital shareholders will have the opportunity to elect either cash or Hancock convertible preferred stock. The number of Lamar shares exchanged into Hancock convertible preferred stock would be limited to a maximum of 70.0% and a minimum of 51.0% of Lamar shares outstanding. The convertible preferred stock is convertible into common shares of Hancock stock at $45.00 per share and will pay an annual yield of 8.0%.

     The merger will result in an institution with combined assets of approximately $3.4 billion and a market capitalization of more than $400 million.

     "Lamar Capital Corporation's markets complement those of Hancock perfectly," said Hancock Holding Company President Leo W. Seal, Jr. "Lamar's established presence in key communities such as Purvis and Petal and in rapidly growing metropolitan hubs like Hattiesburg enable us to expand our shared legacy of service throughout south central Mississippi."

     Schloegel added, "Our combined companies will cover eight contiguous Mississippi counties and hold the number-one deposit market share in the areas we serve. That region encompasses some of Mississippi's most dynamic areas," said Schloegel.

     Roseberry added, "We are extremely pleased to join forces with Hancock, an institution that shares the common heritage of serving its communities throughout the last century. Lamar was looking for a strategic partner to enchance its competitive position in the financial services industry. This merger creates growth opportunities that were unavailable to us individually and thereby promotes the best interests of Lamar Capital's customers, employees and shareholders."

     The transaction will be subject to certain conditions, including the approval of Lamar Capital's shareholders and applicable regulatory authorities. The transaction is intended to be tax-free to the shareholders of Lamar Capital who elect to receive Hancock convertible preferred stock and will be accounted for as a purchase. The companies anticipate the merger to close in the third quarter of 2001.

     Lamar Capital Corporation is a bank holding company headquartered in Purvis, MS, with assets of $415.5 million as of December 31, 2000, and locations in six south central Mississippi counties. Through its subsidiaries, the company offers a broad line of banking and financial products and services with the personalized focus of a community banking organization. Subsidiaries are Lamar Bank, a state chartered commercial bank with nine offices;
Southern Financial Services, Inc., a consumer finance company with six offices; and Lamar Data Solutions, Inc., a company providing data processing, data recovery, and other professional services to community banks. Lamar Bank also provides stock and other securities trading services through an arrangement with Raymond James Financial Services, Inc.

     Hancock Holding Company, the parent company of Hancock Bank (Mississippi) and Hancock Bank of Louisiana, has assets of $3 billion. Founded in 1899, Hancock Bank stands among the top 100 strongest, safest United States financial institutions, according to Veribanc, Inc. Bauer Financial Reports, Inc., also awarded Hancock Bank five-stars --- the highest rating possible --- for 23 consecutive quarters. Only 28% of the banking industry have maintained that consecutive rating.

     Hancock Bank operates 91 full-service offices and 130 automated teller machines throughout South Mississippi and Louisiana. Bank subsidiaries include Hancock Investment Services, Inc., Hancock Insurance Agency, Hancock Mortgage Corporation, and Harrison Finance Company.

     Investors can learn more about Hancock Holding Company and Hancock Bank at www.hancockbank.com.

     "SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM
ACT OF 1995: Congress passed the Private Securities Litigation Act of 1995 in an effort to encourage corporations to provide information about companies' anticipated future financial performance. This act provides a safe harbor for such disclosure, which protects the companies from unwarranted litigation if actual results are different from management expectations. This release contains forward-looking statements and reflects management's current views and estimates of future economic circumstances, industry conditions, Company performance, and financial results. These forward-looking statements are subject to a number of factors and uncertainties which could cause the Company's actual results and experience to differ from the anticipated results and expectations expressed in such forward-looking statements.

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